BC FORM 51-901F

QUARTERLY AND YEAR-END REPORT

Incorporated as part of:	X	Schedule A

Schedules B & C

ISSUER DETAILS
Name of Issuer:		International Lima Resources Corp.

Issuer Address:		213 West First Street
North Vancouver, B.C. V7M 1B3

Issuer Fax No.:		(604) 990-9410

Issuer Telephone No.:		(604) 990-9599

Contact Name:		Julie Bolden

Contact Position:		Corporate Secretary

Contact Telephone No.:		(604) 990-9599

Contact E-mail Address:		jbolden@leisurecanada.com

Website Address:		N/A
For Quarter Ended:		April 30, 2001

Date of Report:		September 13, 2001

CERTIFICATE

The schedule(s) required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it. Please note this form is incorporated as part of both the required filing of Schedule A and Schedules B & C.

“Mark J. Morabito”		Mark J. Morabito	2001/09/13

Director’s	Signature	Name of Director	Date Signed

“J. Bryan	Daniels”	J. Bryan Daniels	2001/09/13

Director’s	Signature	Name of Director	Date Signed

INTERNATIONAL LIMA RESOURCES CORP.

FINANCIAL STATEMENTS

APRIL 30, 2001 AND 2000

AUDITORS’ REPORT

BALANCE SHEETS

STATEMENTS OF LOSS AND DEFICIT STATEMENTS OF CASH FLOWS NOTES TO FINANCIAL STATEMENTS

LABONTE & CO.	1205 - 1095 West Pender Street
Vancouver, BC Canada

C H A R T E R E D A C C O U N T A N T S	V6E 2M6

	Telephone	(604) 682-2778
	Facsimile	(604) 689-2778
	Email	rjl@labonteco.com

AUDITORS’ REPORT

To the Shareholders of International Lima Resources Corp.

We have audited the balance sheets of International Lima Resources Corp. as at April 30, 2001 and 2000 and the statements of loss and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

“LaBonte & Co.”

CHARTERED ACCOUNTANTS

Vancouver, B.C. May 31, 2001

INTERNATIONAL LIMA RESOURCES CORP.
BALANCE SHEETS

	April 30, 2001	April 30, 2000

ASSETS
CURRENT
Cash and short -term deposits	$51,573	$119,570
Other receivable	195	2,658

	51,768	122,228
MINERAL PROPERTY (Note 3)	-	40,987

	$51,768	$163,215

LIABILITIES
CURRENT
Accounts payable and accruals	$43,398	$78,744
Loan payable (Note 4)	-	23,167

	43,398	101,911

SHAREHOLDERS EQUITY
SHARE CAPITAL (Note 5)	8,271,267	8,219,202
CONTRIBUTED SURPLUS	15,000	15,000
DEFICIT	(8,277,897)	(8,172,898)

	8,370	61,304

	$51,768	$163,215

Approved on behalf of the Board:
“Mark J. Morabito” Mark Morabito – Director
“J. Bryan Daniels” J. Bryan Daniels – Director

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP.
STATEMENTS OF LOSS AND DEFICIT

	Year ended	Year ended
	April 30, 2001	April 30, 2000

EXPENSES
Management fees	$5,000	$-
Office and general	2,726	4,612
Professional fees	24,466	33,305
Shareholder meetings and costs	2,149	2,599
Transfer agent and filing fees	9,671	10,987

LOSS BEFORE THE FOLLOWING	44,012	51,503
LOSS ON ABANDONMENT OF MINERAL PROPERTY (Note 3)	60,987	-

NET LOSS FOR THE YEAR	104,999	51,503
DEFICIT, BEGINNING OF YEAR	8,172,898	8,121,395

DEFICIT, END OF YEAR	$8,277,897	$8,172,898

Loss per share	$0.02	$0.02

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP.
STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	April 30, 2001	April 30, 2000

CASH PROVIDED BY (USED FOR):
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(104,999)	$(51,503)
Adjusted for items not affecting cash:
- loss on abandonment of mineral property	60,987
- non-cash loan bonus	1,915	-
- non-cash interest expense	1,085	-

	(41,012)	(51,503)
Net changes in non-cash working capital items	(14,485)	14,936

Cash flows used in operating activities	(55,497)	(36,567)

CASH FLOWS USED IN INVESTING ACTIVITIES
Mineral property acquisition costs	(12,500)	(20,987)

Cash flows used in investing activities	(12,500)	(20,987)

CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash	-	169,376

Cash flows provided by financing activities	-	169,376

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(67,997)	111,822
CASH ANDCASH EQUIVALENTS, BEGINNING OF YEAR	119,570	7,748

CASH AND CASH EQUIVALENTS, END OF YEAR	$51,573	$119,570

OTHER SIGNIFICANT NON-CASH TRANSACTIONS:

During the year the Company issued 50,000 shares valued at $7,500 towards the acquisition of its mineral property, and 328,078 shares in settlement of debt of $42,650.

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP. NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2001 AND 2000

NOTE 1 - CONTINUANCE OF OPERATIONS

During the year the Company abandoned its mineral property option. The financial statements have been prepared on the going concern basis of accounting that assumes the realization of assets and discharge of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent on raising additional working capital and pursuing a new business opportunity.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mineral Properties and Deferred Costs

The Company capitalizes the acquisition costs of mineral properties and related exploration and development costs. These costs, which do not necessarily reflect present values, will be amortized over the estimated useful lives of the properties upon commencement of commercial production using the unit-of-production method. Costs relating to mineral properties which are sold or abandoned are written off when such events occur.

Foreign currency translation

The financial statements are presented in Canadian dollars. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates in effect at the balance sheet date. Non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the year. Exchange gains or losses arising on foreign currency translation are included in the determination of operating results for the period.

Loss per share

The loss per share figures are calculated using the weighted monthly average number of shares outstanding during the respective fiscal periods.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Financial instruments

The fair value of the Company’s current assets and liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

NOTE 3 – MINERAL PROPERTY

By an agreement dated December 1, 1999 and amended May 1, 2000, the Company has the option to acquire a 100% interest, subject to a 5% net smelter return royalty, in 13 mineral claims in the Dorothy Lake – Dobie River area of north-western Ontario. In order to exercise the option, the Company was required to make payments of $25,000 ($12,500 paid in 2000, $12,500 paid in 2001), issue 225,000 shares (100,000 shares issued in 2000, 50,000 shares issued in 2001), incur $150,000 in exploration costs by February 5, 2001 ($8,487 incurred in 2000), file for assessment credit all qualifying exploration expenditures and maintain the claims in good standing. The Company did not meet its exploration costs obligation and has decided not to pursue its option. As a result the mineral property has been written off resulting in a loss of $60,987.

INTERNATIONAL LIMA RESOURCES CORP.	Page 2
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2001 AND 2000

NOTE 4 – LOAN PAYABLE

At April 30, 2000 the Company was indebted in the amount of $23,167 by way of a promissory note dated March 25, 1999. This amount bore interest at 10% per annum and was repayable on demand. During the year the Company settled the loan in full along with accrued interest by the issuance of 186,554 shares at $.13 per share for a total of $24,252.

NOTE 5 - SHARE CAPITAL

Authorized: 20,000,000 common shares without par value

	Number	Value

Issued:
Balance at April 30, 1999	7,337,448	$ 7,967,420
Issued during the year:
- for debt at $.15 per share, held in escrow	416,041	62,406
- share consolidation on a 3:1 basis	(5,168,993)	-

	2,584,496	8,029,826
- for cash by private placement at $.15 per unit	1,100,000	165,000
- for cash at $.01 per share	437,500	4,376
- for mineral property at $.15 per share	133,333	20,000

Balance at April 30, 2000	4,255,329	8,219,202
Issued during the year:
- for mineral property at $.15 per share	50,000	7,500
- for loan bonus at $.15 per share	12,764	1,915
- for debt at $.13 per share	328,078	42,650

Balance at April 30, 2001	4,646,171	$ 8,271,267

On September 21, 1999 the Company consolidated its outstanding shares on a three for one basis and changed its name to International Lima Resources Corp.

At April 30, 2001 562,500 shares were held in escrow. The release of these shares from escrow is subject to the direction and determination of British Columbia regulatory authorities.

Stock options are outstanding to directors and employees to purchase 33,332 shares exercisable at a price of $.48 per share to May 23, 2002, 324,867 shares exercisable at a price of $.15 per share to May 2, 2005, 20,000 shares exercisable at a price of $.15 per share to December 6, 2005 and 75,000 shares exercisable at a price of $.12 per share to December 6, 2005.

NOTE 6 - RELATED PARTY TRANSACTIONS
a)	During the year the Company incurred $19,306 (2000 - $29,060) for legal fees to a firm of which a director was an associate. At April 30, 2001 $13,516 (2000 - $13,201) is owing to this firm.

b)	During the year the Company incurred $3,160 (2000 - $2,250) for accounting services to an officer of the Company and issued 39,016 shares at $.13 in settlement of debt of $5,072. At April 30, 2001 $1,455 (2000 - $4,417) is owing to this officer.

c)	The Company incurred $5,000 in management fees to two directors.